Exhibit 23


                          INDEPENDENT AUDITORS'CONSENT

We consent to the incorporation of our report dated January 23, 2004 on the financial statements of QMed, Inc. and Subsidiaries as of November 30, 2003 and 2002 and for the years ended November 30, 2003, 2002, and 2001, which is included in the annual Report on Form 10-K/A of Qmed, Inc. and Subsidiaries.



                                                 AMPER, POLITZINER & MATTIA P.C.


April 1, 2004
Edison, New Jersey